EXHIBIT 99.8

Lighting Gaming, Inc.

Amendment No. 1 to Warrant for Stock

This AMENDMENT NO. 1 TO WARRANT FOR STOCK, dated as of June 23, 2011 (this “Amendment”), is made and entered into by and among Lighting Gaming, Inc., a Nevada corporation, Lightning Poker, Inc., a Pennsylvania corporation (and the successor to PokerMatic, Inc., a Pennsylvania corporation), and The Co-Investment Fund, II, L.P., a Delaware limited partnership, and is attached to and made a part of the Warrant (as defined below).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrant.

Background

A.           The Company (or its predecessors) previously issued to the Holder that certain Warrant for Stock, dated June 30, 2008, for the right to purchase shares of the Stock having a value of $2,000,000 (the “Warrant”).

B.           The Company and the Holder desire to amend the terms of the Warrant as set forth in this Amendment.

Terms and Conditions

For and in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder, intending to be legally bound, hereby agree as follows:

1.           Amendments.

(a)           The first full paragraph of the Warrant (beginning with the words “or registered assigns” and ending with the words “conditions hereinafter set forth”), and only such paragraph, is hereby amended and restated in its entirety as follows:

or registered assigns (the “Holder”), is entitled to purchase from the Company at any time or from time to time during the Exercise Period (as hereinafter defined) an aggregate of 1,000,000 shares of the common stock of the Company, subject to adjustment as provided below (the “Stock”), on the payment therefore of the exercise price which shall be $1.00 per share of the Stock multiplied by the number of shares to be issued (the “Exercise Price”), upon the surrender of this Warrant duly signed by the registered Holder hereof at the time of exercise, accompanied by payment of the Exercise Price, upon the terms and subject to the conditions hereinafter set forth.

(b)           The third full paragraph of the Warrant (beginning with the words “EXERCISE OF WARRANT.  This Warrant shall be exercisable” and ending with the words “substantially all of the assets of the Company in one or a series of transactions”), and only such paragraph, is hereby amended and restated in its entirety as follows:

EXERCISE OF WARRANT. This Warrant shall be exercisable commencing on the date hereof and shall expire at 5:00 p.m. on April 12, 2016 (the “Exercise Period”). In the

event of a proposed Change of Control, the Company shall give the Holder ten (10) days prior notice of the proposed closing date of the Change of Control and, to the extent the Warrant has not been exercised by such proposed closing date, then this Warrant shall terminate on such proposed closing date. “Change of Control” shall mean (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (y) a sale of all or substantially all of the assets of the Company in one or a series of transactions.

2.           Miscellaneous.

(a)           This Amendment amends the Warrant as specifically provided herein.  All other provisions of the Warrant shall remain in full force and effect except as expressly modified hereby.  A copy of this Amendment shall be affixed to the Warrant, whereupon the Warrant, together with this Amendment, will become and constitute a single agreement.

(b)           Each party to this Amendment acknowledges that such party has been represented by counsel (or has had an opportunity to be represented by counsel) in negotiations for, and the preparation of, this Amendment, that such party have reviewed this Amendment, that such party understands and is fully aware of its contents and of its legal effect, and such party is voluntarily entering into this Amendment upon the legal advice of its counsel.  Each party waives all common law or statutory presumptions to the effect that uncertainties in a contract are interpreted against the party causing an uncertainty to exist.

(c)           This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law or conflict of law principles of any other jurisdiction.

(d)           This Amendment which together shall be considered one and the same instrument.  Facsimile or other electronically transmitted copies of the signature page hereof (including signature pages sent in PDF format may be executed in counterparts, each of which shall be considered an original instrument, but all of) shall be deemed originals and shall be binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the date first set forth above.

LIGHTNING GAMING, INC.	LIGHTNING POKER, INC.
a Nevada corporation	a Pennsylvania corporation

By: /s/ Robert D. Ciunci	By: /s/ Robert D. Ciunci
Name: Robert D. Ciunci	Name: Robert D. Ciunci
Title: Chief Financial Officer	Title: Chief Financial Officer

THE CO-INVESTMENT FUND, II, L.P.
a Pennsylvania limited partnership

By: Co-Invest Management II, L.P.
Title: General Partner

By: Co-Invest II Capital Partners, Inc.
Title: General Partner

By: /s/ Brian K. Adamsky
Name: Brian K. Adamsky
Title: CFO and Treasurer

[Signature Page to CI2 $2 Million (June 30, 2008) Warrant Amendment]